Exhibit 10.2

AMENDMENT NUMBER ONE TO CREDIT AGREEMENT

THIS AMENDMENT NUMBER ONE TO CREDIT AGREEMENT (this “Amendment”), dated as of February 28, 2014, is entered into by and among VECTOR TRADING (CAYMAN), LP, an exempted limited partnership organized under the laws of the Cayman Islands (together with its registered successors and assigns, “Lender”), SABA SOFTWARE, INC., a Delaware corporation (“Borrower”), and the undersigned Subsidiaries of Borrower party hereto as Subsidiary Guarantors, and in light of the following:

RECITALS

WHEREAS, Lender, Borrower and the Subsidiary Guarantors are parties to that certain Credit Agreement, dated as of July 5, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower has requested that Lender make certain amendments to the Credit Agreement; and

WHEREAS, upon the terms and conditions set forth herein, Lender is willing to accommodate Borrower’s request.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. All initially capitalized terms used herein (including the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement. Subject to the satisfaction or waiver of the conditions precedent set forth in Section 3 hereof:

(a) Section 1.01 of the Credit Agreement is hereby amended and modified by amending and restating the following definitions, or adding (as applicable) the following definitions, in the appropriate alphabetical order:

“Closing Date Loan” shall mean the loan in the amount of $25,000,000 made by Lender to Borrower pursuant to this Agreement on the Closing Date.

“EBITDA” means, with respect to any fiscal period:

Borrower’s consolidated net earnings (or loss),

minus

(a) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring gains,

(ii) interest income,

(iii) any software development costs to the extent capitalized during such period,

(iv) exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(v) income arising by reason of the application of FAS 141R in connection with any Permitted Acquisition;

and plus

(b) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i) any extraordinary, unusual, or non-recurring losses,

(ii) interest expense,

(iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv) depreciation and amortization for such period,

(v) with respect to any Permitted Acquisitions after the Closing Date: (A) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (B) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrower’s independent auditors, in each case, as determined in accordance with GAAP,

(vi) fees, costs, charges and expenses incurred in connection with any Permitted Acquisition to the extent permitted to be incurred under the Agreement that are required by the application of FAS 141R to be and are expensed by Borrower and its Subsidiaries,

(vii) non-cash compensation expense (including deferred non-cash compensation expense) arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such stock, stock option, stock appreciation rights, or similar arrangements, or settlement of claims or potential claims relating to equity compensation matters) (minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss)),

(viii) one-time restructuring charges,

(ix) non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(x) non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets,

(xi) fees, costs, and charges incurred (A) prior to November 30, 2013 in connection with the Restatement-Related Events, Restatement-Related Claims, or Restatement-Related Delays, in an aggregate amount not to exceed $4,000,000 for the three months ended May 31, 2013, $8,000,000 for the six months ended August 31, 2013, and $12,000,000 for the nine months ended November 30, 2013, and (B) during or after the fiscal quarter ending February 28, 2014 in connection with the Restatement-Related Events, Restatement-Related Claims, or Restatement-Related Delays, in an aggregate amount (together with any cash charges arising from a Restatement Related Event and added back pursuant to clause (b)(xii) below) after such date not to exceed the lesser of (x) $22,000,000 plus the amount of such fees, costs, and charges paid with the proceeds of Borrower’s D&O insurance, and (y) $30,000,000, and

(xii) cash charges arising from Restatement-Related Events, Restatement-Related Claims, or Restatement-Related Delays and related to the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such stock option, stock appreciation rights, or similar arrangements, or settlement of claims or potential claims relating to equity compensation matters) (minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss)), in an aggregate amount (together with any fees, costs, and charges arising from a Restatement Related Event and added back pursuant to clause (b)(xi) above) not to exceed the lesser of (A) $22,000,000 plus the amount of such cash charges paid with the proceeds of Borrower’s D&O insurance, and (B) $30,000,000, in each case, determined on a consolidated basis (x) for all periods prior to the Restatement Completion, generally consistent with the Saba Prerestatement Standards, (y) for all periods on or after the Restatement Completion, in accordance with GAAP and (z) with respect to any calculation of EBITDA on and after the Restatement Completion:

(A) minus any non-cash (i) increases to revenue, (ii) decreases to any component of cost of goods sold and (iii) any other decreases to non-tax expenses, included, in each case, in the calculation of Borrower’s consolidated net earnings on or after the Restatement Completion in accordance with GAAP that would otherwise not be included if such were calculated in a manner consistent with the Saba Prerestatement Standards; and

(B) plus any non-cash (i) decreases to revenue, (ii) increases to any component of cost of goods sold and (iii) any other increases to non-tax expenses included, in each case, in the calculation of Borrower’s consolidated net earnings on or after the Restatement Completion in accordance with GAAP that would otherwise not be included if such were calculated in a manner consistent with the Saba Prerestatement Standards.

Examples of the calculations of the amounts described in clauses (A) and (B) above are set forth on Exhibit E attached hereto, and going forward such amounts shall be calculated in a manner consistent with such examples.

In addition, for the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Borrower shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC or in such other manner acceptable to Lender) as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

“Financial Statement Event” means, as of any date of determination, that each of the following clauses are satisfied: (a) the Restatement Completion has occurred and no Event of Default has occurred and is continuing, (b) Borrower has filed with the United States Securities and Exchange Commission its Annual Reports on Form 10-K for Borrower’s fiscal year ended May 31, 2014 (with the requisite financial statements contained therein, which shall be audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (i) to have been prepared in accordance with GAAP, and (ii) without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09 of the Credit Agreement, but other than any qualification or exception relating to the audit of internal controls for fiscal years 2012 and earlier), and (c) Borrower has delivered to Lender consolidating financial statements of Borrower, prepared by Borrower (to include balance sheets, profit and loss statements, statements of cash flows, and reconciliations of net worth) for each of the fiscal years identified in the definition of “Restatement Completion” and a duly completed Compliance Certificate executed by a senior financial officer of Borrower for such fiscal years.

“First Amendment” means that certain Amendment Number One to Credit Agreement, dated as of February 28, 2014, by and among Borrower, the Subsidiary Guarantors party thereto and Lender.

“First Amendment Funding Date” means the date on which the conditions set forth in Section 3 of the First Amendment are satisfied or waived in accordance with the terms thereof.

“First Amendment Loan” shall mean the loan in the amount of $5,000,000 made by Lender to Borrower pursuant to this Agreement.

“Loans” shall mean, collectively, (a) the Closing Date Loan and (b) the First Amendment Loan and “Loan” shall mean either the Closing Date Loan or First Amendment Loan, as applicable, individually.

“Make Whole Premium Amount” means, with respect to any amount of the Loans prepaid in accordance with clause (a) of Section 2.01(g), the interest otherwise payable on 103% of such prepaid amount, calculated from the date of prepayment until the second anniversary of the First Amendment Funding Date, as discounted for such period to the date of prepayment at the Treasury Rate then in effect as of the date of such prepayment plus 25 basis points.

“Net Leverage Ratio” shall mean, as of any date, the ratio of:

(a) the total outstanding Debt of Borrower less the lesser of (i) $15,000,000 and (ii) the actual amount of Borrower’s Cash and Cash Equivalents as of such date, as stated on Borrower’s most recent quarterly financial statements delivered to Lender, to

(b) EBITDA for the trailing twelve (12) months immediately prior to such date, as stated on Borrower’s most recent quarterly financial statements delivered to Lender.

“Restatement Completion” means that Borrower has restated its annual financial results for fiscal years 2010 and 2011 (or such other years as are instead required by the United States Securities and Exchange Commission), and has completed its financial statements for the fiscal years 2012, 2013 and 2014, which financial statements have been audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (a) to have been prepared in accordance with GAAP, and (b) without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09, but other than any qualification or exception relating to the audit of internal controls for fiscal years 2012 and earlier), and has delivered such financials to Lender.

“Restatement-Related Claim” means any action, claim, demand, controversy, investigation, suit, settlement or other proceeding that arises in connection with any Restatement-Related Event or Restatement-Related Delay, including claims or potential claims related to equity compensation matters arising in connection with the foregoing.

“Restatement-Related Delay” means the delay in production of financial statements for periods prior to the Borrower becoming a timely SEC filer subsequent to the Restatement Completion.

“Restatement-Related Event” means (a) any event partially or wholly contributing to (i) the need to conduct the Restatement Completion or (ii) the de-listing of the shares of Borrower on The NASDAQ Global Select Stock Market as well as any relisting, (b) the Restatement Completion, the de-listing of the shares of Borrower on The NASDAQ Global Select Stock Market, the failure of Borrower to make filings with the Securities and Exchange Commission prior to the Restatement Completion, the SEC Investigation including all SEC filings and securities and corporate law compliance required in connection with any of the foregoing.

“SEC Investigation” means the investigation by the United States Securities and Exchange Commission pending on and prior to February 28, 2014, which, Borrower believes focuses on Borrower’s financial accounting, reporting and controls and other matters arising from or relating to the Restatement-Related Events.

(b) Section 1.01 of the Credit Agreement is hereby amended and modified by replacing references to “Loan” contained in the definition of Disqualified Equity Interests with “Loans”.

(c) Clauses (a) and (b) of Section 2.01 of the Credit Agreement are hereby amended and modified in its entirety as follows:

“(a) Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept (i) the Closing Date Loan on the Funding Date and (ii) the First Amendment Loan on the First Amendment Funding Date. Borrower may request and receive only one borrowing hereunder in respect of each Loan and any amount borrowed and repaid hereunder in respect of any Loan may not be reborrowed. Borrower’s obligation to repay the Loans shall be evidenced by the amended and restated promissory note dated as of the First Amendment Funding Date substantially in the form of Exhibit D (the “Promissory Note”), all terms of which are incorporated herein by this reference.

(b) OID. Borrower agrees that the aggregate amount of the (i) Closing Date Loan to be advanced by Lender on the Funding Date shall be $24,500,000 and (ii) First Amendment Loan to be advanced by Lender on the First Amendment Funding Date shall be $5,000,000; provided, however, that the aggregate principal amount of the Loans to be paid on the Maturity Date or on any prepayment date of the Loans pursuant to the

Loan Documents shall equal $30,000,000. The $500,000 discount shall be treated as original issue discount (“OID”) under the IRC, and Borrower agrees that it shall file all tax and information returns and other reports consistently with the foregoing. Borrower shall cooperate with Lender to determine the yield to maturity for the Loans and shall timely provide to Lender (and promptly respond to requests for) all relevant information that is reasonably available to Borrower to enable Lender to timely comply with their respective tax reporting obligations in respect of the Loans.”

(d) Clause (g) of Section 2.01 of the Credit Agreement is hereby amended and modified by replacing the reference to (i) “Loan” contained therein with “Loans” and (ii) “Funding Date” contained therein with “First Amendment Funding Date”.

(e) Section 3.04 of the Credit Agreement is hereby amended and modified in its entirety as follows:

“3.04 LITIGATION. There are no actions, claims, investigations, suits, or proceedings pending or, to the best of Borrower’s and each Subsidiary Guarantor’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency which reasonably could be expected to have a Material Adverse Effect, other than the SEC Investigation. Schedule 3.04 sets forth a complete and accurate description of each of the actions, claims, investigations, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,500,000 that, as of February 28, 2014, is pending or, to the best knowledge of Borrower and each Subsidiary Guarantor threatened, against Borrower or one of its Subsidiaries.”

(f) Section 3.14 of the Credit Agreement is hereby amended and modified by (i) inserting, immediately prior to the “.” at the end of the first sentence thereof, the phrase “(except in connection with Borrower’s failure to timely file with the United States Securities and Exchange Commission its Quarterly Reports on Form 10-Q for the fiscal quarters ended February 29, 2012, August 31, 2012, November 30, 2012, February 28, 2013, August 31, 2013, November 30, 2013, February 28, 2014, August 31, 2014, November 30, 2014, and February 28, 2015, and its Annual Reports on Form 10-K for the fiscal years ended May 31, 2012, May 31, 2013, and May 31, 2014)” and (ii) replacing the reference to “Loan” contained therein with “Loans”.

(g) Section 4.01 of the Credit Agreement is hereby amended and modified by replacing the reference to “Loan” contained therein with “Closing Date Loan”.

(h) Clause (a) of Section 5.03 of the Credit Agreement is hereby amended and modified by (i) inserting, immediately following the phrase “each fiscal year of Borrower” therein, the phrase “beginning with the fiscal year ending May 31, 2014 (provided that, for the fiscal year ending May 31, 2014, such 120 day period shall not apply and instead the applicable deadline shall be April 29, 2015)”, and (ii) inserting, immediately following the phrase “as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09)” therein, the phrase “, but other than any qualification or exception relating to the audit of internal controls for fiscal years 2012 and earlier”.

(i) Clauses (g) and (i) of Section 5.03 of the Credit Agreement are hereby amended and modified in their entirety as follows:

“(g) annually (not later than the earlier of (i) 10 days after Borrower’s board of directors approves Borrower’s business plan for a fiscal year, or (ii) 60 days after the end of the fiscal year), copies of Borrower’s business plan, in the form provided to Borrower’s board of directors, and with underlying assumptions which are reasonable under the circumstances, for the forthcoming fiscal year, quarter by quarter, certified by the senior financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby, and, within thirty (30) days of the Restatement Completion, Borrower shall deliver to Lender a reconciliation of the financial information included in Borrower’s then current business plan to the financial information prepared in accordance with GAAP;

(i) Borrower shall deliver to Lender (a) a copy of its Annual Report on Form 10-K for Borrower’s fiscal year ended May 31, 2014 filed by Borrower with the United States Securities and Exchange Commission (with the requisite financial statements contained therein, which shall be audited by Borrower’s independent certified public accountant (which independent certified public accountant shall be of recognized national standing) and certified by such independent certified public accountant (i) to have been prepared in accordance with GAAP, and (ii) without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 5.09)), (b) consolidating financial statements of Borrower, prepared by Borrower (to include balance sheets, profit and loss statements, statements of cash flows, and reconciliations of net worth) for Borrower’s fiscal years ended May 31, 2012 and May 31, 2013, and (c) a duly completed Compliance Certificate executed by a senior financial officer of Borrower for Borrower’s fiscal years ended May 31, 2012, May 31, 2013, and May 31, 2014, in each case on or before April 29, 2015; and”

(j) Clause (h) of Section 7.01 of the Credit Agreement is hereby amended and modified in its entirety as follows:

“(h) One or more judgments, orders, or awards for the payment of money (including any judgments or orders to pay fines, penalties, or other amounts in connection with the SEC Investigation, any Restatement-Related Claim, or any Restatement-Related Delay) involving an aggregate amount of One Million Dollars ($1,000,000.00), or more (except to the extent covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against Borrower or any of its Material Subsidiaries, or with respect to any of their respective assets, and either (i) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award.”

(k) The Credit Agreement is hereby amended and modified by replacing the references to “Loan” contained in the following clauses of the Credit Agreement with “Loans”: the Recitals, clauses (c), (d), (e), (f) and (h) of Section 2.01, clause (a) of Section 2.03, Section 3.15, Section 6.01, Section 8.04 and Section 8.14.

(l) Exhibit D to the Credit Agreement is hereby amended and modified in its entirety in the form of Exhibit A attached hereto.

(m) The Credit Agreement is hereby amended and modified by deleting Schedules 2, 3.04, 5.09(a), 5.09(c), 5.09(d), and 5.09(e) and replacing such Schedules with the Schedules 2, 3.04, 5.09(a), 5.09(c), 5.09(d), and 5.09(e) attached hereto.

3. Conditions Precedent to Amendment. The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of the Amendment and the making of the First Amendment Loan:

(a) Lender shall have received this Amendment, duly executed and delivered by the parties hereto, and the same shall be in full force and effect.

(b) Lender shall have received an original amended and restated Promissory Note in the form of Exhibit A attached hereto, duly executed and delivered by Borrower, and the same shall be in full force and effect.

(c) Lender shall have received a fully executed copy of an amendment to the First Lien Credit Agreement and the same shall be (i) in form and substance satisfactory to Lender, and (ii) in full force and effect.

(d) Lender shall have received a fully executed copy of an amendment to the Intercreditor Agreement and the same shall be (i) in form and substance satisfactory to Lender, and (ii) in full force and effect.

(e) Lender shall have received an updated Schedule 2 to each Security Agreement, current as of the date hereof, and in form satisfactory to Lender.

(f) After giving effect to this Amendment, the representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(g) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, any Subsidiary Guarantor, or Lender.

(h) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

4. Representations and Warranties. Each of Borrower and each Subsidiary Guarantor hereby represents and warrants to Lender as follows:

(a) It has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby.

(b) The execution, delivery, and performance by it of this Amendment (i) has been duly authorized by all necessary action of Borrower or such Subsidiary Guarantor, and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to Borrower or such Subsidiary Guarantor, the Organizational Documents of Borrower or such Subsidiary Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower or such Subsidiary Guarantor, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of Borrower or such Subsidiary Guarantor where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of Borrower or such Subsidiary Guarantor, other than Permitted Liens, or (D) require any approval of any holder of Equity Interest of Borrower or such Subsidiary Guarantor or any approval or consent of any Person under any material agreement of Borrower or such Subsidiary Guarantor, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

(c) This Amendment has been duly executed and delivered by Borrower and such Subsidiary Guarantor. This Amendment is a party is the legally valid and binding obligation of Borrower or such Subsidiary Guarantor, enforceable against Borrower or such Subsidiary Guarantor in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower, any Subsidiary Guarantor, or Lender.

(e) After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing as of the date hereof.

(f) After giving effect to this Amendment, the representations and warranties in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date).

(g) As of the date hereof, there is (i) no litigation pending that is related to any Restatement-Related Event, the Restatement Completion, or the NASDAQ Listing Event, other than as disclosed in Schedule 3.04 to the Credit Agreement (after giving effect to this Amendment) and (ii) no investigation or proceeding by any Governmental Authority that is related to any Restatement-Related Event, the Restatement Completion, or the NASDAQ Listing Event, other than the SEC Investigation.

5. Payment of Costs and Fees. Borrower agrees to pay all reasonable and documented out-of-pocket costs and expenses of Lender (including, without limitation, the reasonable fees and disbursements of outside counsel to Lender) in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto.

6. Release.

(a) Borrower hereby acknowledges and agrees that as of February 28, 2014, the aggregate outstanding principal amount of the indebtedness under the Credit Agreement and the other Loan Documents (including the Promissory Note) was $30,000,000 and that such principal amount is payable pursuant to the Credit Agreement and the other Loan Documents as modified hereby without defense, offset, withholding, counterclaim, or deduction of any kind.

(b) Effective on the date hereof, each of Borrower and each Subsidiary Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby waives, releases, remises and forever discharges Lender, each of its Affiliates, and each of their respective successors in title, past, present and future officers, directors, employees, limited partners, general partners, investors, attorneys, assigns, subsidiaries, shareholders, trustees, agents and other professionals and all other persons and entities to whom any member of the Lenders would be liable if such persons or entities were found to be liable to Borrower or such Subsidiary Guarantor (each a “Releasee” and collectively, the “Releasees”), from any and all past, present and future claims, suits, liens, lawsuits, adverse consequences, amounts paid in settlement, debts, deficiencies, diminution in value, disbursements, demands, obligations, liabilities, causes of action, damages, losses, costs and expenses of any kind or character, whether based in equity, law, contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (each a “Claim” and collectively, the “Claims”), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, matured or unmatured, foreseen or unforseen, past or present, liquidated or unliquidated, suspected or unsuspected, which Borrower ever had from the beginning of the world to the date hereof, or now has, against any such Releasee which relates, directly or indirectly to the Credit Agreement, any other Loan Document, or to any acts or omissions of any such Releasee with respect to the Credit Agreement or any other Loan Document, or to the lender-borrower relationship evidenced by the Loan Documents, except for the duties and obligations set forth in any of the Loan Documents or in this Amendment. As to each and every Claim released hereunder, Borrower and each Subsidiary Guarantor hereby represents that it has received the advice of legal counsel with regard to the releases contained herein, and having been so advised, specifically waives the benefit of the provisions of Section 1542 of the Civil Code of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

As to each and every Claim released hereunder, Borrower and each Subsidiary Guarantor also waives the benefit of each other similar provision of applicable federal or state law (including without limitation the laws of the state of California), if any, pertaining to general releases after having been advised by its legal counsel with respect thereto.

Borrower and each Subsidiary Guarantor each acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such Claims and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Borrower and each Subsidiary Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each of Borrower and each Subsidiary Guarantor, for itself and on behalf of its successors, assigns, and officers, directors, employees, agents and attorneys, and any Person acting for or on behalf of, or claiming through it, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Person pursuant to the above release. If Borrower or any Subsidiary Guarantor or any of its respective successors, assigns, or officers, directors, employees, agents or attorneys, or any Person acting for or on behalf of, or claiming through it violate the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Releasee as a result of such violation.

7. Choice of Law; Arbitration. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND ARBITRATION SET FORTH IN SECTIONS 8.12 AND 8.13 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

8. Counterpart Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9. Effect on Loan Documents.

(a) The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Lender under the Credit Agreement or any other Loan Document. Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect. The amendments, consents, waivers and modifications set forth herein are limited to the specified hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by Borrower remains in the sole and absolute discretion of Lenders.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

(e) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment. Section, subsection, clause, schedule, and exhibit references herein are to this Amendment unless otherwise specified. Any reference in this Amendment to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

10. Entire Agreement. This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

11. Reaffirmation of Obligations. Borrower and each Subsidiary Guarantor hereby reaffirms its obligations under each Loan Document to which it is a party, as amended hereby. Borrower and each Subsidiary Guarantor hereby further ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted, pursuant to and in connection with the Security Agreements or any other Loan Document, to Lender, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof. Each of Borrower and each Subsidiary Guarantor hereby further does grant to Lender a perfected security interest in the Collateral in order to secure all of its present and future obligations under the Loan Documents.

12. Ratification. Borrower and each Subsidiary Guarantor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party effective as of the date hereof and as amended hereby.

13. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14. Subsidiary Guarantors. Each of the undersigned Subsidiary Guarantors consent to the amendments to the Credit Agreement and waiver contained herein. Although the undersigned Subsidiary Guarantors have been informed of the matters set forth herein with respect to the Credit Agreement and have consented to same, each Subsidiary Guarantor understands that Lender has no obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future consents or amendments related to the Credit Agreement (other than Section 8.06), and nothing herein shall create such a duty.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

SABA SOFTWARE, INC.,
a Delaware corporation, as Borrower

By:	/s/ Mark Robinson
Name:	Mark Robinson
Title:	Chief Financial Officer

HAL ACQUISITION SUB INC.,
a Delaware corporation, as a Subsidiary Guarantor

By:	/s/ Peter E. Williams III
Name:	Peter E. Williams III
Title:	President

HUMANCONCEPTS, LLC,
a California limited liability company, as a Subsidiary Guarantor

By:	/s/ Peter E. Williams III
Name:	Peter E. Williams III
Title:	President

SIGNATURE PAGE TO AMENDMENT NUMBER ONE TO CREDIT AGREEMENT

VECTOR TRADING (CAYMAN), LP,
an exempted limited partnership organized under the laws of the Cayman Islands, as Lender

By:	VCP CREDIT, L.L.C., its general partner

By:	/s/ David Baylor
Name:	David Baylor
Title:	Chief Operating Officer

SIGNATURE PAGE TO AMENDMENT NUMBER ONE TO CREDIT AGREEMENT

EXHIBIT A

EXHIBIT D TO CREDIT AGREEMENT

[FORM OF] AMENDED AND RESTATED PROMISSORY NOTE

$[ ]	Palo Alto, California

[                    ], [        ]

FOR VALUE RECEIVED, the undersigned SABA SOFTWARE, INC., a Delaware corporation (“Borrower”) promises to pay to VECTOR TRADING (CAYMAN), LP, an exempted limited partnership organized under the laws of the Cayman Islands (together with its registered successors and assigns, “Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of [                    ] Dollars($[                    ]), or so much thereof as may be outstanding, with interest thereon, at the rates specified herein and on the dates specified in the Credit Agreement.

DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each definition, any other term defined in this Promissory Note shall have the meaning set forth at the place defined, and any capitalized terms used herein without definition shall have the meaning set forth in that certain Credit Agreement, dated as of July 5, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Subsidiary Guarantors party thereto from time to time, and Lender:

(a) “Applicable Margin” means, as of any date of determination 12.5 percentage points per annum; provided that as of any date of determination, upon any occurrence of (i) a Financial Statement Event and/or a NASDAQ Listing Event, (ii) Borrower’s EBITDA exceeding $15,000,000, for the trailing twelve (12) months as stated on any of Borrower’s quarterly financial statements delivered to Lender and/or (iii) Borrower’s election to pay PIK Interest, “Applicable Margin” shall be defined per the table below:

	Financial Statement Event and/or NASDAQ Listing Event		No Financial Statement Event and no NASDAQ Listing Event
EBITDA > $15,000,000	Cash Interest	9.50 percentage points	Cash Interest	10.50 percentage points
	PIK Interest	10.50 percentage points	PIK Interest	11.50 percentage points
EBITDA ≤ $15,000,000	Cash Interest	11.50 percentage points	Cash Interest	12.50 percentage points
	PIK Interest	12.50 percentage points	PIK Interest	13.50 percentage points

(b) “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

(c) “Daily One Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

(d) “LIBOR” means the greater of:

(x) the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

and

(y) 1.25 percent per annum.

(i) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Lender (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Lender for expected changes in such reserve percentage during the applicable term of this Note.

INTEREST:

(e) Interest. Except as otherwise set forth in this Promissory Note, the outstanding principal balance of this Promissory Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at LIBOR as in effect as of the date hereof plus the Applicable Margin.

(f) Payment of Interest. Interest accrued on this Promissory Note shall be payable quarterly in arrears on the first Business Day of each of January, April, July and October (each an “Interest Payment Date”) using a three hundred sixty (360) day year composed of twelve (12) months of thirty (30) days each, except that the interest due and payable for a period less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said three hundred sixty (360) day year. Interest shall accrue from, and including, the first (1st) day of the prior calendar month and ending on the last day of the prior calendar month; in each case without adjustment for any Business Day convention; provided that the first accrual period shall commence on the date hereof. Interest shall be payable in cash, and at the option of Borrower, upon written notice to Lender (delivered no later than fifteen (15) days prior to the applicable Interest Payment Date), be in the form of “payment in kind interest” (“PIK Interest”); provided that Borrower may not elect to pay more than fifty percent (50%) of any interest accrued and payable in PIK Interest. On each Interest Payment Date, accrued but unpaid cash interest shall be paid, and the accrued PIK Interest shall be deemed paid by increasing the outstanding principal balance by the amount of such PIK Interest.

(g) Default Interest. From and after the Maturity Date of this Promissory Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, or at Lender’s option upon the occurrence, and during the continuance of an Event of Default, the outstanding principal balance of this Promissory Note shall bear interest at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to two percent (2%) above LIBOR as in effect as of the date hereof plus the Applicable Margin; provided, however, that if none of the remedies set forth in Section 7.02 have been exercised, such rate shall be equal to: (i) in the ninety days following the first one hundred eighty (180) days in which such Event of Default exists and continues, three percent (3%) above LIBOR as in effect as of the date hereof plus the Applicable Margin; and (ii) for each day after the first two hundred seventy (270) days in which such Event of Default exists and continues, four percent (4%) above LIBOR as in effect as of the date hereof plus the Applicable Margin.

REPAYMENT:

(h) Repayment. Borrower may from time to time during the term of this Promissory Note, partially or wholly repay this Promissory Note, subject to all of the limitations, terms and conditions of this Promissory Note, the Credit Agreement, and of any document executed in connection with or governing this Promissory Note. The unpaid principal balance of this Promissory Note at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Promissory Note shall be due and payable in full on July 5, 2018.

EVENTS OF DEFAULT:

(i) This Promissory Note is made pursuant to and is subject to the terms and conditions of the Credit Agreement. Any default in the payment or performance of any obligation under this Promissory Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Promissory Note.

MISCELLANEOUS:

(j) Remedies. Upon the occurrence and during the continuance of any Event of Default, the holder of this Promissory Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Promissory Note, and the prosecution or defense of any action in any way related to this Promissory Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other person) relating to Borrower or any other person or entity.

(k) Intercreditor Agreement. Anything herein to the contrary notwithstanding, the liens and security interests securing the obligations evidenced by this Promissory Note, the exercise of any right or remedy with respect thereto, and certain of the rights of the holder hereof are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Promissory Note, the terms of the Intercreditor Agreement shall govern and control.

(l) Registered Obligation. The Borrower shall promptly record in the Register pursuant to Section 8.04(b) any assignment of this Promissory Note. Notwithstanding anything else in this Promissory Note and the Credit Agreement to the contrary, the right to the principal of, and interest on, the Loan shall be transferred only if the transfer is recorded in the Register or if the transfer is otherwise made in a manner consistent with the “registered obligation” requirements as set forth in Section 8.04(b). This Promissory Note may not at any time be endorsed to bearer.

(m) ORIGINAL ISSUE DISCOUNT. THIS PROMISSORY NOTE IS ISSUED WITH OID. A HOLDER OF THIS PROMISSORY NOTE MAY CONTACT THE CHIEF FINANCIAL OFFICER, AT THE OFFICES OF THE BORROWER, AT 2400 BRIDGE PARKWAY, REDWOOD SHORES, CA 94065 FOR INFORMATION CONCERNING THE ISSUE PRICE, AMOUNT OF OID AND YIELD TO MATURITY OF THIS PROMISSORY NOTE.

(n) Governing Law. This Promissory Note shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws that would result in the application of the law of any other jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first written above.

SABA SOFTWARE, INC.,
a Delaware corporation, as Borrower

By:
Name:
Title:

SIGNATURE PAGE TO AMENDED AND RESTATED PROMISSORY NOTE